Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Avid Technology, Inc. for the registration of 1,135,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Avid Technology, Inc. and the effectiveness of internal control over financial reporting of Avid Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 27, 2008